Exhibit 5.2

[Allen and Gledhill Letterhead]

12 October 2004

STATS ChipPAC Ltd.
5, Yishun Street 23,
Singapore 768442.

Dear Sirs,

STATS CHIPPAC LTD.
REGISTRATION STATEMENT ON FORMS S-3 AND F-3

1.	We have acted as Singapore legal advisers to STATS ChipPAC Ltd. (the “Company”), a company organised under the laws of Singapore, in connection with a Registration Statement (“Registration Statement”) on Forms S-3 and F-3 filed by the Company and ChipPAC, Inc. (“ChipPAC”), a wholly owned subsidiary of the Company, with the Securities and Exchange Commission (“SEC”) in the United States on 12 October 2004, relating to the registration of the resale of US$150 million 2.50% Convertible Subordinated Notes due 2008 (the “2.5% Notes”) issued by ChipPAC, the guarantee (“Guarantee”) by the Company in respect of the 2.5% Notes, and the ordinary shares (the “Ordinary Shares”), of par value of S$0.25 each in the capital of the Company, underlying the American Depositary Shares (“ADSs”) to be issued upon the conversion of the 2.50% Notes.

2.	We have examined the following documents:

(i)	a copy of the indenture (“Indenture”) dated 28 May 2003 between U.S. Bank National Association (the “Trustee”) and ChipPAC, as amended by the first supplemental indenture (the “First Supplemental Indenture”) dated 4 August 2004 among ChipPAC, the Company and the Trustee, pursuant to which the 2.50% Notes were issued;

(ii)	a copy of the executed second supplemental indenture (“Second Supplemental Indenture”) dated 8 October 2004 executed by and among ChipPAC, the Company and the Trustee relating to the 2.5% Notes. The Second Supplemental Indenture contains provisions relating to the Guarantee and the form of the Guarantee;

(iii)	copies of the Memorandum of Association and the Articles of Association of the Company, its Certification of Incorporation and its Certification of Incorporation on Change of Name of the Company;

(iv)	the Registration Statement;

(v)	copies of a certified true copy of the Resolutions of the Board of Directors of the Company (the “Board Resolutions”) passed on 11 June 2004 and 30 September 2004 and a certified true copy of the minutes of the extraordinary general meeting of the Company held on 4 August 2004 (the “Shareholders’ Resolutions”); and

(vi)	such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3.	We have assumed:

(i)	that the Second Supplemental Indenture is within the capacity and powers of, and has been validly authorised, by each party thereto (other than the Company) and has been validly executed and delivered by and on behalf of each party thereto;

(ii)	the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(iii)	that the copies of the Memorandum of Association and the Articles of Association, the Certificate of Incorporation and the Certificate of Incorporation on Change of Name of the Company submitted to us for examination are true, complete and up-to-date copies;

(iv)	the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

(v)	that copies of the Board Resolutions and the Shareholders’ Resolutions submitted to us for examination are true, complete and up-to-date copies;

(vi)	that the Board Resolutions and the Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders’ Resolutions;

(vii)	that the Second Supplemental Indenture constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions other than the Republic of Singapore;

(viii)	there are no provisions of the laws of any jurisdiction (other than the Republic of Singapore) which may be contravened by the execution or delivery of the Second Supplemental Indenture and that, insofar as any obligation expressed to be incurred or performed under the Second Supplemental Indenture falls to be performed in, or is otherwise subject to the laws of, any jurisdiction (other than the Republic of Singapore), its performance will not be illegal by virtue of the laws of that jurisdiction;

(ix)	that the choice of New York law as the governing law of the Second Supplemental Indenture has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of New York as a matter of New York law and all other relevant laws except Singapore law;

(x)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside the Republic of Singapore and all other requirements outside the Republic of Singapore for the legality, validity and enforceability of the Second Supplemental Indenture have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(xi)	that none of the parties to the Second Supplemental Indenture nor any of their respective officers or employees has notice of any matter which would adversely affect the validity or regularity of the Board Resolutions;

(xii)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside the Republic of Singapore, at any time prior to, on or subsequent to execution of the Second Supplemental Indenture, for the legality, validity and enforceability of the Second Supplemental Indenture, have been or will be duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been satisfied;

(xiii)	the correctness of all facts stated in the Second Supplemental Indenture;

(xiv)	that the information disclosed by the searches made on 8 October 2004 at the Accounting and Corporate Regulatory Authority in the Republic of Singapore against the Company is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

(xv)	that the information disclosed by the searches made on 8 October 2004 of the Cause Book kept at the Supreme Court of the Republic of Singapore for the years of 2002, 2003 and 2004 against the Company is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the searches;

(xvi)	at the time of the issue by the Company of the Ordinary Shares underlying the ADSs upon the conversion of the 2.50% Notes, the total issued share capital of the Company consequent upon the issue of the Ordinary Shares will not exceed the authorised share capital of the Company; and

(xvii)	the Ordinary Shares underlying the ADSs to be issued by the Company upon the conversion of the 2.50% Notes will be issued at a price which is not less than the par value of the Ordinary Shares.

4.	Searches made on 8 October 2004 at the Accounting and Corporate Regulatory Authority in the Republic of Singapore and at the Supreme Court of the Republic of Singapore revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. It should be noted that such searches are not capable of revealing whether or not a winding-up petition has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the Accounting and Corporate Regulatory Authority in the Republic of Singapore at the time of the searches.

5.	Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:

(i)	the Company is a company duly incorporated and validly existing under the laws of Singapore and has the corporate power and capacity to execute, deliver and perform the Second Supplemental Indenture and perform its obligations thereunder;

(ii)	the Company has taken all necessary corporate action required under the laws of the Republic of Singapore to authorise the entry into, execution and delivery of, the Second Supplemental Indenture and the Guarantee, and assuming the due authorisation, execution and delivery of the Second Supplemental Indenture by other parties thereto, the Second Supplemental Indenture and Guarantee will be valid and binding obligations of the Company, enforceable in accordance with their terms; and

(iii)	the Ordinary Shares underlying the ADSs to be issued by the Company upon the conversion of the 2.50% Notes will, when so issued, be validly issued, fully paid and non-assessable. For the purpose of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under Singapore law that holders of such Ordinary Shares, having fully paid up in all amounts due on such Ordinary Shares as to nominal amount and premium thereon, are under no personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares.

6.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Second Supplemental Indenture, we have assumed due compliance with all matters concerning United States federal and New York laws and the laws of all other relevant jurisdictions other than the Republic of Singapore.

7.	The qualifications to which this opinion is subject are as follows:

(i)	the term “enforceable” as used above means that the obligations to be assumed by the Company under the Second Supplemental Indenture are of the type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms;

(ii)	enforcement of the obligations of the Company under the Second Supplemental Indenture may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(iii)	the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court may make an award of damages where an equitable remedy is sought;

(iv)	where under the Second Supplemental Indenture, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(v)	by virtue of the Limitation Act, Chapter 163 of the Republic of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

(vi)	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

(vii)	where obligations are to be performed in a jurisdiction outside the Republic of Singapore, they may not be enforceable in the Republic of Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(viii)	a Singapore court may refuse to give effect to the Second Supplemental Indenture in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

(ix)	any term of an agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Second Supplemental Indenture;

(x)	this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force as of the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion; and

(xi)	under general principles of Singapore law, except as may be provided for under Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement.

8.	We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully
/s/ Allen & Gledhill
Allen & Gledhill